Exhibit 99.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is made and entered into as May 19, 2020 by and between:

(1)       Mercurity Fintech Holding Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”); and

(2)       Universal Hunter (BVI) Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (the “Investor”).

Each of the Company and the Investor is referred to as a “Party” and collectively as “Parties.”

Whereas, the Investor desires to invest in the Company by subscribing for a certain number of ordinary shares to be issued by the Company pursuant to the terms and subject to the conditions of this Agreement;

Whereas, the Company desires to issue and sell a certain number of ordinary shares to the Investor pursuant to the terms and subject to the conditions of this Agreement; and

Whereas, the Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

Now, Therefore, in consideration of the foregoing recitals and the mutual promises made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.       Definitions

The following terms used in this Agreement shall be construed to have the meaning set forth or referenced below.

“ADS”	means American depositary share of the Company, each representing 360 Shares effective from May 19, 2020 and 180 Shares prior to May 19, 2020;
“Affiliates”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, Controls, is Controlled by, or is under common Control with such specified Person, including, without limitation, any officer, director, employee, member, partner or shareholder of such Person and any venture capital fund now or hereafter existing that is Controlled by or under common Control with one or more general partners or managing members of, or shares the same management company with, such Person;
“Agreement”	means this Share Purchase Agreement;
“Charter Documents”	mean, as to a Person, such Person’s memorandum and articles of association, certificate or articles of incorporation, by-laws, partnership agreement, joint venture agreements, formation agreement, limited liability company agreement and other organizational documents;
“Closing”	means any of the Closing I and the Closing II, individually, and the “Closings” means Closing I and the Closing II, collectively;

“Closing I”	has the meaning given to it in Section 2.3(a);
“Closing II”	has the meaning given to it in Section 2.3(a);
“Company”	has the meaning given to it in the preamble of this Agreement;
“Confidential Information”	has the meaning given to it in Section 10.1;
“Control”	means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than fifty percent (50%) of the voting power in such other Person. The tem “Controlled” has the meaning correlative to the foregoing;
“Disclosing Party”	has the meaning given to it in Section 10.4;
“Exchange Act”	means the United States Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“Governmental Authority”	means (a) any nation or government or any nation, federal, state, province, municipality, local, autonomous region or any other political subdivision thereof; (b) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, including any entity or enterprise owned or controlled by a government or a public international organization; or (c) any court, tribunal or arbitrator;
“Group”	means, collectively, the Company and its Subsidiaries;
“Group Company”	means any member of the Group, individually, and the “Group Companies” means two or more members of the Group, collectively;
“Group Material Adverse Effect”	means a material adverse effect on the business, assets (including intangible assets), liability, financial condition, property, prospects or results of operations of the Group, taken as a whole;
“HKIAC”	has the meaning given to it in Section 11.9;
“Indemnified Person”	has the meaning given to it in Section 9.2;
“Indemnifying Person”	has the meaning given to it in Section 9.2;
“Key Employee”	means any executive-level employee (including division director and vice president-level positions);
“Law”	means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over the Investor and the Group Companies, as the case may be;

“Lien”	means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, charge, option, right of first offer, negotiation or refusal, proxy, lien, charge, adverse claim or other restrictions (including restrictions on transfer), or limitations of any nature whatsoever, including such liens as may arise under any contract;
“Long-Stop Date”	has the meaning given to it in Section 8.1(c);
“Party”	has the meaning given to it in the preamble of this Agreement;
“Person”	means any individual, corporation, partnership, trust, limited liability company, company limited by shares, unincorporated association or other entity;
“PRC”	means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the Separate Customs Territory of Taiwan, Penghu, Kinmen and Matsu;
“Purchased Shares”	has the meaning given to it in Section 2.1;
“SEC”	has the meaning given to it in Section 4.8(a);
“SEC Documents”	has the meaning given to it in Section 4.8(a);
“Securities Act”	means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
“Investor”	has the meaning given to it in the preamble of this Agreement;
“Shares”	means the issued and outstanding ordinary shares of the Company, par value US$0.00001 per share;
“Tax” or “Taxes”	means any and all national, federal, state, provincial, municipal and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, capital gains, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, building, vehicle, land use, land appreciation, city and rural construction, tariff, withholding, payroll, recapture, employment, additional education, excise and property taxes, adjustment taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity;
“Transaction”	means the transaction contemplated by this Agreement.

2.            Purchase and Sales of Shares

2.1            Sale and Issuance of the Purchased Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and covenants in this Agreement, at the Closing, the Investor shall subscribe for and purchase from the Company, and the Company shall issue and sell to the Investor a certain number of Shares based on the closing and payment schedule set forth in Schedule A (the “Purchased Shares”) at a per share price that is equal to the daily average closing price of the Company’s ADSs (each representing 180 Shares prior to May 19, 2020) during the period from April 13, 2020 to May 8, 2020 adjusted to reflect the ADS-to-Share ratio. The aggregate number of Purchased Shares to be issued by the Company to the Investor at the Closings is 300,000,000 Shares.

2.2            Consideration. The consideration to be paid by the Investor for the Purchased Shares at the Closing I and the Closing II shall be US$300,000 and US$700,000, respectively, in cash (the “Cash Consideration”) to be paid pursuant to Section 2.3(c).

2.3            Closings.

(a)            The purchases and sales of the Purchased Shares shall take place remotely via the exchange of documents and signatures no later than May 23, 2020 (the “Closing I”) and November 18, 2020 (the “Closing II”), respectively, at the time and place as the Company and the Investor mutually agreed upon, orally or in writing. Each of the Closing I and the Closing II will be deemed to be effective as of the close of business on the date of such Closing for tax and accounting purposes.

(b)            At the Closing, conditioned upon the fulfillment or the waiver by the Purchaser of all conditions set forth in Section 6 of this Agreement, the Company shall deliver to the Investor a certified copy of the register of members of the Company reflecting the issuance of the Purchased Shares to the Investor at such Closing.

(c)            At the Closing, the Investor shall pay the Cash Consideration by wiring immediately available funds to the bank account(s) designated by the Company or pursuant to written wire instruction otherwise delivered to the Investor based on the closing and payment schedule set forth in Schedule A:

3.            Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company that the following representations are true and complete as of the date hereof and will be true and correct as of the date of the Closing, except as otherwise indicated.

3.1            Authorization. The Investor represents and warrants that it is legally competent to enter into this Agreement. This Agreement, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2            Enforceability. This Agreement, when executed and delivered by the Investor, shall constitute valid and legally binding obligations of him, enforceable against the Investor in accordance with their respective terms, except in each case as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3            Accredited Investor. The Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.4            Restricted Securities. The Investor understands that the Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Shares indefinitely unless they are registered with the SEC, or an exemption from such registration requirements is available.

4.            Representation and Warranties of the Company

The Company hereby, represents and warrants to the Investor that the following representations are true and complete as of the date hereof and will be true and correct as of the date of the Closing, except as otherwise indicated.

4.1            Capitalization of the Company. The Purchased Shares will have been validly issued, fully paid and non assessable as of the Closing. Upon the Closing, the Investor will acquire title to the Purchased Shares, free and clear of all Lien.

Except as set forth in Schedule B of this Agreement, which correctly and accurately reflects (i) the aggregate number of issued and outstanding ordinary shares of the Company as of the date of this Agreement, and (ii) the aggregate number of ordinary shares issuable under all outstanding options, all outstanding warrants and all other outstanding securities or obligations which, by their terms, whether directly or indirectly, may be exercisable or exchangeable for, convertible into, or require the Company to issue, ordinary shares of the Company, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of the Company, or any securities convertible into or exchangeable for shares of the Company.

4.2            Authorization. The Company has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3            Compliance with Laws and Other Instruments. Each Group Company is in compliance with all applicable Laws in all aspects, except for those noncompliance where the failure to do so would not individually or in the aggregate have a Group Material Adverse Effect.

Except as otherwise disclosed in the SEC Documents, none of the Group Companies is in violation of its Charter Documents, shareholders agreements, as appropriate, or equivalent constitutive documents as in effect.

4.4            Governmental Consents and Filings. Assuming the accuracy of the representations made by the Investor in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, provincial, municipal, local, autonomous region and Governmental Authority is required on the part of the Company in connection with the consummation of the Transaction.

4.5            No Litigation. Except as otherwise disclosed in the SEC Documents, (1) there is no material claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the knowledge of the Company, currently threatened against any Group Company, and (2) there is no material action, suit, proceeding or investigation by any Group Company pending or which any Group Company intends to initiate. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending against the any Group Company that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, the Transaction.

4.6            Enforceability. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.7            No Insolvency.

(a)            No Group Company is insolvent.

(b)            There are no circumstances which would entitle any Person to successfully present a petition for the winding-up or administration of any Group Company or to appoint a receiver over the whole or any part of the undertaking or assets of any Group Company.

4.8            SEC Documents.

(a)            The Company has filed or furnished, as applicable, all required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements with the United States Securities and Exchange Commission (the “SEC”) since August 8, 2014 (collectively and together with all documents filed on a voluntary basis on Form 6-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, and in its effective form (the “SEC Documents”) in material aspects.

(b)            Each of the SEC Documents, at the time of its filing or being furnished, has complied in all material respects, with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the SEC Documents. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the SEC Documents did not, and any SEC Documents filed with or furnished to the SEC Documents did not, and any SEC Documents filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

5.            Covenants and Agreements of the Investor

5.1            Required Approvals. As promptly as practicable after the date of this Agreement, and in any event within the applicable time period prescribed by Law, the Investor shall make all filings and notifications required by Law to be made by himself in connection with the Transaction, if any. The Investor shall cooperate with the Company and its Affiliates with respect to all filings and notifications that are required by Law to be made in connection with the Transactions.

5.2            Notification. Between the date of this Agreement and the Closing, the Investor will promptly notify the Company in writing if the Investor becomes aware of any fact or condition that causes or constitutes a breach of the Investor and warranties as set forth in Section 3, or if the Investor becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Investor will promptly notify the Company of the occurrence of any breach of any covenant of the Investor in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 6 impossible or unlikely.

5.3            Best Efforts. Between the date of this Agreement and the Closing, the Investor shall, and shall cause each Group Company to, use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other to do, all things necessary, proper or advisable to perform all of the obligations set forth in Section 5 and cause the conditions in Section 6 to be satisfied. The Investor shall, and cause each of its Affiliates to, exert best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things reasonably necessary, proper or advisable under applicable laws or otherwise to obtain all consents, approvals or conditions, if any, that may be required before the Closing. The Investor shall cooperate as requested by the Company to obtain all such consents, approvals or conditions.

6.            Conditions to the Company’s Obligations at Closing

The obligations of the Company to issue the Purchased Shares to the Investor at the Closing are subject to the fulfillment, on or before such Closing, of each following condition, unless otherwise waived:

6.1            Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true, correct and complete in all material respects as of such Closing.

6.2            Performance. The Investor shall have performed and complied with, in all material respects, all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Investor on or before such Closing.

6.3            Document Delivery. The Investor shall have delivered to the Company a duly executed copy of this Agreement.

7.            Conditions of the Investor’s Obligations at Closing

The obligations of the Investor to subscribe and purchase the Purchased Shares at the Closing are subject to the fulfillment, on or before such Closing, of each following condition, unless otherwise waived:

7.1            Representations and Warranties. The representations and warranties of the Company contained in Section 4 shall be true, correct and complete in all material respects as of such Closing, except where such breach of representations and warranties, individually or in the aggregate, could not reasonably be expected to result in a Group Material Adverse Effect.

7.2            Performance. The Company shall have performed and complied with, in all material respects, all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

7.3            Document Delivery. The Company shall have delivered to the Investor a duly executed copy of this Agreement.

8.            Termination

8.1            Termination Events. This Agreement may, be notice given prior to or at the Closing, be terminated:

(a)            by either the Company or the Investor if a material breach of any provision of this Agreement has been committed by another Party and such breach has not been waived or rectified within thirty (30) days after the breach;

(b)            by mutual consent of the Company and the Investor; or

(c)            by the Company or the Investor if the Closing II has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its or their obligations under this Agreement) on or December 31, 2020 (the “Long-Stop Date”), or such later date as the Parties may agree upon.

8.2            Effect of Termination. Each Party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of another Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

9.            Indemnification and Remedies

9.1            Survival.

(a)            All representations, warranties, covenants, and obligations in this Agreement, and any certificate, document, or other writing delivered pursuant to this Agreement will survive for one (1) year after the Closing and the consummation and performance of the Transactions. The covenants and other agreements of each Party contained in this Agreement shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements which shall be complied with or discharged prior to the Closing in accordance with the terms of this Agreement.

(b)            If written notice of a claim for indemnification has been given in accordance with this Section 9.1 prior to the time at which the applicable representations, warranties, covenants or other agreements would otherwise terminate pursuant to the foregoing, then the relevant representations, warranties, covenants or other agreements shall survive such time as to such claim, until such claim has been finally resolved.

(c)            The waiver of any condition relating to any representation, warranty, covenant, or obligation will not affect the right to indemnification, payment, reimbursement, or other remedy based upon such representation, warranty, covenant, or obligation.

9.2            Indemnification.

From and after the date of the Closing, each Party, as applicable (the “Indemnifying Person”), shall indemnify and hold the other relevant Parties and their respective directors, officers and agents (collectively, the “Indemnified Person”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of the Indemnifying Person contained in this Agreement, or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of the Indemnifying Person contained in this Agreement. In calculating the amount of any Losses of an Indemnified Person hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Person with respect to such Losses, if any.

9.3            Third-Party Claims.

(a)            The Indemnified Person shall give notice of the assertion of a Third-Party Claim to the Indemnifying Person; provided, however, that no failure or delay on the part of an Indemnified Person in notifying an Indemnifying Person will relieve the Indemnifying Person from any obligation under this Section 9 except to the extent that the failure or delay materially prejudices the defense of the Third-Party Claim by the Indemnifying Person.

(b)            (i)            Except as provided in Section 9, the Indemnifying Person may elect to assume the defense of the third-party claim with counsel satisfactory to the Indemnified Person by (a) giving notice to the Indemnified Person of its election to assume the defense of the Third-Party Claim and (b) giving the Indemnified Person evidence acceptable to the Indemnified Person that the Indemnifying Person has adequate financial resources to defend against the Third-Party Claim and fulfill its obligations under this Section 9, in each case no later than ten (10) days after the Indemnified Person gives notice of the assertion of a Third-Party Claim under Section 9.3(a).

(ii)            If the Indemnifying Person elects to assume the defense of a Third-Party Claim: (A) it shall diligently conduct the defense and, so long as it diligently conducts the defense, shall not be liable to the Indemnified Person for any Indemnified Person’s fees or expenses subsequently incurred in connection with the defense of the Third-Party Claim other than reasonable costs of investigation, (B) the election will conclusively establish for purposes of this Agreement that the Indemnified Person is entitled to relief under this Agreement for any loss arising, directly or indirectly, from or in connection with the Third-Party Claim, (C) no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (I) there is no finding or admission of any violation by the Indemnified Person of any Laws or any rights of any Person, (II) the Indemnified Person receives a full release of and from any other claims that may be made against the Indemnified Person by the Third Party bringing the Third-Party Claim, and (III) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and (D) the Indemnifying Person shall have no liability with respect to any compromise or settlement of such claims effected without its consent.

(iii)            If the Indemnifying Person does not assume the defense of a Third-Party Claim in the manner and within the period provided in Section 9.3(b)(ii), or if the Indemnifying Person does not diligently conduct the defense of a Third-Party Claim, the Indemnified Person may conduct the defense of the Third-Party Claim at the expense of the Indemnifying Person and the Indemnifying Person shall be bound by any determination resulting from such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)            Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or any Affiliate other than as a result of monetary damages for which it would be entitled to relief under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Third-Party Claim.

(d)            Notwithstanding the provisions of Section 11.12, the Parties consent to the nonexclusive jurisdiction of any court in which a proceeding is brought against any Indemnified Person for purposes of determining any claim that an Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein.

(e)            With respect to any Third-Party Claim subject to this Section 9.3: (i) any Indemnified Person and any Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related proceeding at all stages thereof where such Person is not represented by its own counsel, and (ii) both the Indemnified Person and the Indemnifying Person, as the case may be, shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)            In addition to Section 10, with respect to any Third-Party Claim subject to this Section 9.3, the Parties shall cooperate in a manner to reserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work product privileges. In connection therewith, each Party agrees that: (i) it shall use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure) and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(g)            Any claim under this Section 9.3 for any matter involving a Third-Party Claim shall be indemnified, paid, or reimbursed promptly. If the Indemnified Person shall for any reason assume the defense of a Third-Party Claim, the Indemnifying Person shall reimburse the Indemnified Person on a monthly basis for the costs of investigation and the reasonable fees and expenses of counsel retained by the Indemnified Person.

9.4            Indemnitee Negligence. The provisions in this Section 9 shall be enforceable regardless of whether the liability is based upon past, present or future acts, claims or Laws and regardless of whether any Person (including the Person from whom relief is sought) alleges or proves the sole, concurrent, contributory, or comparative negligence of the Person seeking relief, or the sole or concurrent strict liability imposed upon the person seeking relief.

10.            Confidentiality and Press Release

10.1            Disclosure of Terms. The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby and thereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Confidential Information”), including their existence, shall be considered confidential information and the Parties hereto shall not, and shall procure their respective Affiliates not to, disclose to any third party except as permitted in accordance with the provisions set forth below.

10.2            Press Release. Any public announcement, including any press release, communication to employees customers, suppliers, or others having dealings with the Company, or similar publicity with respect to this Agreement or the Transaction, will be issued, at such time, in such manner and containing such content as the Company deems appropriate.

10.3        Permitted Disclosure. Notwithstanding anything in the foregoing to the contrary:

(a)           the Company may disclose any portion of the Confidential Information to its current officers, directors, Key Employees, investment bankers, lenders, accountants, auditors, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate non-disclosure obligations imposed by professional ethics, law or otherwise; and

(b)           the confidentiality obligations set out in Section 10.1 above do not apply to:

(i)           information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this Section 10, or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

(ii)           information the disclosure of which is necessary in order to comply with any applicable Law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(iii)           information disclosed by any director of the Company to its appointer or any of its Affiliates or otherwise in accordance with the foregoing provisions of this Section 10.

10.4           Legally Required Disclosure. In the event that any Party is requested by any Governmental Authority or becomes legally required (including, pursuant to securities Laws and regulations) to disclose, under applicable Laws, the existence of this Agreement, or the content of any of the financing terms in contravention of the provisions of this Section 10, such Party (the “Disclosing Party”) shall provide the other Party with prompt written notice of that fact and shall consult with the other Party regarding such disclosure. The Disclosing Party shall, to the extent possible and with the cooperation and reasonable efforts of the other Party, seek a protective order, confidential treatment or other appropriate remedy.  In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

10.5           Other Information. The provisions of this Section 10 shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement executed by any of the Parties hereto with respect to the Transactions.

11.         Miscellaneous

11.1           Fees and Expenses. Except as otherwise provided in this Agreement or the other documents to be delivered pursuant to this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the consummation and performance of the Transaction, including all fees and expenses of its officers, directors, partners, employees, agents or representatives.  The obligation of each Party to bear its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

The stamp duty in connection with the Transaction shall be borne equally by the Investor (on the one hand) and the Company (on the other hand). The Investor shall be solely responsible for his own income tax, capital gain tax or other forms of Taxes payable by the Investor under the applicable Laws.

11.2           Further Assurance. The Parties will (a) execute and deliver to each other such other documents and (b) do such other acts and things as a Party may reasonably request for the purpose of carrying out the intent of this Agreement, the Transaction, and the documents to be delivered pursuant to this Agreement.

11.3           Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and, upon the Closing, any confidentiality obligation to which the Company is subject) and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter of this Agreement.

11.4           Amendment. This Agreement may only be amended, supplemented, or otherwise modified by the Company and the Investor in writing.

11.5           Assignments and Successors. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.6           No Third-Party Rights. Other than the Indemnified Persons and the Parties, no Person will have any legal or equitable right, remedy, or claim under or with respect to this Agreement. This Agreement may not be amended or terminated without the consent of any Person who is a Party to the Agreement.

11.7           Remedies Cumulative. The rights and remedies of the Parties under this Agreement are cumulative and not alternative.

11.8           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

11.9           Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or invalidity thereof, shall, so far as it is possible, be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Section 11. The appointing authority shall be Hong Kong International Arbitration Centre (“HKIAC”). The seat of the arbitration shall be Hong Kong. There shall be three (3) arbitrators. The Investor, on the one hand, and the Company, on the other hand, shall be entitled to designate one arbitrator each. The two (2) arbitrators shall consult with each other to agree upon the selection of a third arbitrator. The arbitration shall be conducted in the English language. Evidence and testimony may be presented in any language, including a language other than English providing it is accompanied by an English translation thereof (which translation shall have been certified and prepared or given at the sole cost of the Party offering such evidence or testimony). The arbitral award shall be in English writing and, unless the parties to the arbitration agree otherwise, shall state the reasons upon which it is based. The award shall be final and binding on the parties to the arbitration.

11.10           Attorney’s Fees. In the event any claim, action, suit, proceeding, arbitration, complaint, charge or investigation is brought in respect of this Agreement or any of the documents referred to in this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such claim, action, suit, proceeding, arbitration, complaint, charge or investigation, in addition to any relief to which such Party may be entitled under applicable Law.

11.11           Enforcement of Agreement. Each Party acknowledges and agrees that the other Party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, each Party agrees that, in addition to any other right or remedy to which the other Party may be entitled at law or in equity, such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches, without posting any bond or giving any other undertaking.

Each Party agrees that it shall take all actions necessary to perform all its obligations under this Agreement. If any Party fails to perform any of its obligations hereunder, such Party shall immediately perform such obligations, including its obligations to consummate the Transaction contemplated herein.

11.12           No Waiver. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a Party, in whole or in part, unless made in a writing signed by such Party, (b) a waiver given by a Party will only be applicable to the specific instance for which it is given, and (c) no notice to or demand on a Party will (i) waive or otherwise affect any obligation of that Party or (ii) affect the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.13           Notices. All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or Person as a Party may designate by notice to the other Party):

The Investor:

Address:
Attention:	Tuo Su
E-mail:

The Company:

Address:
Attention:	Frank Zhigang Zhao
E-mail:	zhigangzhao@ccjmu.com

11.14           Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.15      Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.16      Counterparts and Electronic Signatures.

(a)       This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the Parties and delivered to the other Party.

(b)       A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

[Signature Pages Follow]

In Witness Whereof, the Parties have executed this Share Purchase Agreement as of the date first written above.

THE COMPANY: Mercurity Fintech Holding Inc.

/s/ Hua Zhou
Name:	Hua Zhou
Title:	Chairperson of the Board of Directors, Chief Executive Officer

In Witness Whereof, the Parties have executed this Share Purchase Agreement as of the date first written above.

THE INVESTOR: Universal Hunter (BVI) Limited

/s/ Su Tuo
Name: Title:	SU TUO Director

SCHEDULE A Closing and Payment Schedule

Closing	Cash Consideration to be Paid by the Investor to the Company	Number of Shares to be Issued by the Company to the Investor
Closing I	US$300,000	90,000,000
Closing II	US$700,000	210,000,000
Total	US$1,000,000	300,000,000

SCHEDULE B Capitalization of the Company

Number of Ordinary Shares

Number of issued and outstanding ordinary shares at the signing of this Agreement and immediately prior to the Closing	2,870,659,129

Number of ordinary shares to be issued at the Closing I	90,000,000

Number of ordinary shares to be issued at the Closing II	210,000,000
Outstanding options as of the date of this Agreement and at the Closing	49,403,340